Exhibit 99.1

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Second Quarter 2012 Results

DALLAS – July 31, 2012 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the second quarter and year-to-date periods ended June 30, 2012. The quarter and year-to-date results were reported in EFH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“Operations for the quarter were mixed with solid nuclear and customer performance and lower than expected coal-fueled generation in the broader market context of ongoing low commodity prices. We are focused on providing safe and reliable power to Texas during the summer season,” said John Young, Chief Executive Officer of EFH.

Second Quarter GAAP Results

For the second quarter 2012, EFH reported a consolidated net loss (in accordance with GAAP) of $696 million compared with a reported consolidated net loss of $705 million for the second quarter 2011. The second quarter 2012 net loss included (both after tax) $395 million in commodity-related unrealized mark-to-market net losses largely related to positions in EFH’s natural gas hedging program and $68 million in unrealized mark-to-market net losses on interest rate swaps that hedge EFH’s variable-rate interest expense.

The second quarter 2011 reported consolidated net loss (in accordance with GAAP) included (all after tax) $45 million in commodity-related unrealized mark-to-market net losses, $262 million in unrealized mark-to-market net losses on interest rate swaps, and $64 million in third-party fees and a $13 million state income tax charge, both related to the Texas Competitive Electric Holdings (TCEH) Senior Secured Facilities amendment and extension transactions in April 2011. These items were partially offset by a $16 million debt extinguishment gain resulting from a debt exchange transaction during the second quarter 2011.

Second Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the second quarter 2012 totaled a net loss of $233 million compared with a net loss of $337 million for the second quarter 2011. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the second quarter 2012 and 2011, see Tables A1 and A2.

Second quarter 2012 adjusted (non-GAAP) operating results from the Competitive Business improved $93 million (after tax) compared with the second quarter 2011. The increase reflected (all after tax) a $57 million increase in contribution margin driven by higher net margin from asset management and retail activities, including commodity hedging and economic backdown, lower amortization of intangibles arising from purchase accounting and increased generation at the nuclear units due to the absence of a refueling outage in 2012. This increase was partially offset by lower generation at the coal units driven by outages and higher fuel costs, primarily due to increased costs of purchased coal and related transportation and higher nuclear fuel amortization. Additional factors contributing to the improved results were $18 million in lower depreciation reflecting increased useful lives and retirements of certain generation assets, $12 million in lower operating costs due to the absence of a nuclear refueling outage in 2012 partially offset by higher coal unit outage expenses and environmental expenses, $10 million in lower selling, general and administrative (SG&A) expense and $4 million in lower retail bad debt expense. These positive factors were partially offset by $10 million in higher net interest expense driven by higher average interest rates.

Second quarter 2012 adjusted (non-GAAP) operating results related to the Regulated Business increased $11 million (after tax) compared with second quarter 2011. The results reflected (all after tax) $31 million in higher net revenues reflecting transmission and distribution tariff increases, automated meter surcharges and growth in points of delivery, $11 million in higher revenues from transmission cost recovery charges and $4 million in higher electricity consumption primarily due to warmer weather. These factors were partially offset by $11 million in higher transmission fees, $9 million in higher depreciation reflecting infrastructure investment, $6 million in higher operations and maintenance expense and $3 million in higher property taxes.

Year-To-Date GAAP Results

For the six months ended (year-to-date) June 30, 2012, EFH reported a consolidated net loss (in accordance with GAAP) of $1,000 million compared with a reported consolidated net loss of $1,066 million for year-to-date 2011.

The year-to-date 2012 consolidated reported net loss included (both after tax) $493 million in commodity-related unrealized mark-to-market net losses largely related to positions in EFH’s natural gas hedging program and $6 million in unrealized mark-to-market net gains on interest rate swaps that hedge EFH’s variable-rate interest expense.

The year-to-date 2011 reported consolidated net loss included (all after tax) $248 million in commodity-related unrealized mark-to-market net losses, $170 million in unrealized mark-to-market net losses on interest rate swaps, and $64 million in third-party fees and a $13 million state income tax charge, both related to the TCEH Senior Secured Facilities amendment and extension transactions in April 2011. These items were partially offset by a $16 million debt extinguishment gain resulting from a debt exchange transaction and a $14 million gain related to a counterparty bankruptcy settlement.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2012 totaled a net loss of $513 million compared with a net loss of $601 million for year-to-date 2011. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2012 and 2011, see Tables A3 and A4.

Year-to-date 2012 adjusted (non-GAAP) operating results from the Competitive Business improved $69 million (after tax) as compared with year-to-date 2011. The increase reflected (all after tax) a $90 million increase in contribution margin driven by higher net margin from asset management and retail activities, including commodity hedging and economic backdown, lower amortization of intangibles arising from purchase accounting and increased generation at the nuclear units due to the absence of a refueling outage in 2012, partially offset by higher fuel costs, primarily due to increased costs of purchased coal and related transportation and higher nuclear fuel amortization, and lower generation at the coal units driven by outages. Other factors contributing to the higher operating results were a $39 million decrease in depreciation reflecting increased useful lives and retirements of certain generation assets, an $18 million decrease in operating costs due to the absence of a nuclear refueling outage in 2012 partially offset by higher coal unit outage expenses and environmental expenses, a $9 million decrease in retail bad debt expense and an $8 million decrease in SG&A expenses. These positive items were partially offset by an $85 million increase in net interest expense driven by higher average interest rates and an $8 million decrease in other income due to a property damage claim and a sales tax refund in 2011.

Year-to-date 2012 adjusted (non-GAAP) operating results related to the Regulated Business were $19 million higher compared with year-to-date 2011. The results reflected (all after tax) $109 million in higher revenues from transmission rate and distribution tariff increases, including advanced meter surcharges and growth in points of delivery as well as transmission cost recovery surcharges. These improvements were offset by $30 million in higher transmission fees, $17 million in higher depreciation reflecting infrastructure investment, $13 million due to lower consumption driven by milder weather, $11 million in higher operating costs due to regulatory asset amortization and employee related and vegetation management costs, $6 million in higher property taxes and $2 million in higher net interest expense.

Natural Gas Hedging Program

The EFH natural gas hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas related financial instruments. At June 30, 2012, these subsidiaries have sold forward approximately 550 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 64,000 GWh at an assumed 8.5 market heat rate) at weighted average annual hedge prices ranging from $7.19 per MMBtu to $7.80 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 27% of the positions in the natural gas hedging program at June 30, 2012, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. Taking into consideration the positions in the natural gas hedging program and forward retail and wholesale power sales, EFH has effectively hedged an estimated 96%, 67% and 33% of the price exposure, on a natural gas equivalent basis, related to TCEH’s expected generation output for 2012, 2013 and 2014, respectively (assuming an 8.5 market heat rate). These estimates reflect currently governing Clean Air Interstate Rule (CAIR) regulations and do not include the potential impacts of the Cross State Air Pollution Rule (CSAPR) issued in July 2011 that is currently stayed pending appeal.

Based on the size of the hedging program at June 30, 2012, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to $550 million in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the natural gas program are reflected in net income (GAAP) as discussed above. Reported net realized hedging gains associated with this program totaled $506 million (pretax) for the second quarter 2012. For the same period, reported unrealized mark-to-market net losses associated with the hedging program totaled $577 million (pretax) in 2012, reflecting reversals of previously recorded unrealized gains on positions settled in the quarter and the effect of an increase in forward natural gas prices on the value of open positions. In comparison, the realized net gains for the second quarter of 2011 were $282 million and unrealized mark-to-market net losses totaled $59 million. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the natural gas hedging program totaled $2,419 million and $3,124 million at June 30, 2012 and December 31, 2011, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior secured notes indenture, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its second quarter 2012 results with its investors on Tuesday, July 31, 2012 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 97744976. The teleconference will be webcast live in the Investor Relations section on EFH’s website. An audio replay of this conference will be available until August 14th, 2012, via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally.

* * *

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with approximately 1.8 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points and approximately 118,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s natural gas hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not generally moving with natural gas prices; any decrease in market heat rates as the program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on TCEH’s assets to secure a substantial portion of the hedges under the program.

-END-

Investor Relations:	Corporate Communications:
Rima Hyder 214.812.5090	Allan Koenig 214.812.8080

Tables

Table A1: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Second Quarter 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,385	3	[a]	1,388
Fuel, purchased power costs and delivery fees	(674)	(3)[a]		(677)
Net gain (loss) from commodity hedging and trading activities	(136)	613	[a]	477
Operating costs	(228)	—		(228)
Depreciation and amortization	(343)	—		(343)
Selling, general and administrative expenses	(157)	—		(157)
Franchise and revenue-based taxes	(17)	—		(17)
Other income	12	—		12
Other deductions	(6)	—		(6)
Interest income	—	—		—
Interest expense and related charges	(1,018)	105	[b]	(913)

Loss before income taxes and equity in earnings	(1,182)	718		(464)
Income tax benefit	403	(255)[c]		148
Equity in earnings of unconsolidated subsidiaries (net of tax)	83	—		83

Net loss/adjusted (non-GAAP) operating loss	(696)	463		(233)

[a]

These adjustments total $613 million and represent unrealized mark-to-market net losses on commodity positions, including $577 million in net losses related to the natural gas hedging program and $36 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A2: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Second Quarter 2011; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,679	—		1,679
Fuel, purchased power costs and delivery fees	(838)	(4)[a]		(842)
Net gain from commodity hedging and trading activities	190	73	[a]	263
Operating costs	(247)	—		(247)
Depreciation and amortization	(371)	—		(371)
Selling, general and administrative expenses	(178)	—		(178)
Franchise and revenue-based taxes	(22)	—		(22)
Other income	33	(25)[b]		8
Other deductions	(106)	100	[c]	(6)
Interest expense and related charges	(1,301)	403	[d]	(898)

Loss before income taxes and equity in earnings	(1,161)	547		(614)
Income tax benefit	384	(179)[e]		205
Equity in earnings of unconsolidated subsidiaries (net of tax)	72	—		72

Net loss/adjusted (non-GAAP) operating loss	(705)	368		(337)

[a]

These adjustments total $69 million and represent unrealized mark-to-market net losses on commodity positions, including $59 million in net losses related to the natural gas hedging program and $10 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents a debt extinguishment gain.
[c]	Represents expensed fees associated with the TCEH Senior Secured Facilities amendment and extension transaction.
[d]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[e]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $13 million state income tax charge related to the TCEH Senior Secured Facilities amendment and extension transaction.

Table A3: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,607	(4	) [a]	2,603
Fuel, purchased power costs and delivery fees	(1,302)	3	[a]	(1,299)
Net gain from commodity hedging and trading activities	232	766	[a]	998
Operating costs	(435)	—		(435)
Depreciation and amortization	(679)	—		(679)
Selling, general and administrative expenses	(315)	—		(315)
Franchise and revenue-based taxes	(36)	—		(36)
Other income	19	—		19
Other deductions	(12)	—		(12)
Interest income	1	—		1
Interest expense and related charges	(1,804)	(9)[b]		(1,813)

Loss before income taxes and equity in earnings	(1,724)	756		(968)
Income tax benefit	583	(269)[c]		314
Equity in earnings of unconsolidated subsidiaries (net of tax)	141	—		141

Net loss/adjusted (non-GAAP) operating loss	(1,000)	487		(513)

[a]

These adjustments total $765 million and represent unrealized mark-to-market net losses on commodity positions, including $705 million in net losses related to the natural gas hedging program and $60 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A4: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2011; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	3,351	—		3,351
Fuel, purchased power costs and delivery fees	(1,668)	(10)[a]		(1,678)
Net gain from commodity hedging and trading activities	95	395	[a]	490
Operating costs	(463)	—		(463)
Depreciation and amortization	(740)	—		(740)
Selling, general and administrative expenses	(342)	—		(342)
Franchise and revenue-based taxes	(42)	—		(42)
Other income	75	(46)[b]		29
Other deductions	(110)	100	[c]	(10)
Interest income	2	—		2
Interest expense and related charges	(1,945)	261	[d]	(1,684)

Loss before income taxes and equity in earnings	(1,787)	700		(1,087)
Income tax benefit	599	(235)[e]		364
Equity in earnings of unconsolidated subsidiaries (net of tax)	122	—		122

Net loss/adjusted (non-GAAP) operating loss	(1,066)	465		(601)

[a]

These adjustments total $385 million and represent unrealized mark-to-market net losses on commodity positions, including $401 million in net losses related to the natural gas hedging program and $16 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents a debt extinguishment gain and a gain related to a counterparty bankruptcy settlement.
[c]	Represents expensed fees associated with the TCEH Senior Secured Facilities amendment and extension transaction.
[d]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[e]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $13 million state income tax charge related to the TCEH Senior Secured Facilities amendment and extension transaction.

Table B: Financial definitions

Term	Definition
GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, results of discontinued operations and other adjustments allowable under the EFH senior secured notes indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH senior secured notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, excludes unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.

Regulated Business	Refers to the results of the Regulated Delivery segment, which consists largely of EFH’s investment in Oncor.